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                                                                   EXHIBIT 10.17

                   MARKETING AND PRODUCT DEVELOPMENT AGREEMENT


         This Marketing and Product Development Agreement (the "Agreement") is made as of this 21st day of August, 1996, by and among First Virtual Holdings Incorporated, a Delaware corporation ("First Virtual"), and First Data Corporation, a Delaware corporation ("FDC"). First Virtual and FDC shall sometimes be referred to herein as the "Parties."


                                    Recitals

         1. As of August 21, 1996, First Virtual and FDC entered into a Series D Stock Purchase Agreement ("Stock Purchase Agreement"), whereby FDC agreed to purchase shares of First Virtual's Series D Preferred Stock.

         2. Pursuant to the Stock Purchase Agreement, First Virtual has agreed to issue a warrant to purchase up to 1,500,000 shares of its Common Stock in the form attached hereto as Exhibit A, the exercise of which is contingent upon FDC's development and implementation of an integrated marketing plan mutually acceptable to First Virtual and FDC and the activation of such a specified number of First Virtual VirtualPINs distributed pursuant to such plan. The goal of the marketing plan is to maximize the penetration of activated VirtualPIN accounts among holders of payment cards serviced by FDC.

         3. First Virtual and FDC are interested in cooperating on certain mutually beneficial marketing programs and in working together to co-develop new products and services.

         In consideration of the mutual promises in this Agreement, and for other good and valuable consideration, the Parties agree as follows:

Section 1.        FDC's VirtualPIN Marketing Plan.

         1.1 Overview of Plan. Upon the execution of this Agreement, FDC shall commence development of a mutually agreed upon First Virtual VirtualPIN marketing plan ("Marketing Plan"). The goal of the Marketing Plan shall be to maximize the penetration rate of activated VirtualPIN numbers among the 120 million credit Cardholder accounts ("FDC Cardholder Accounts") serviced by FDC, its subsidiaries and affiliates ("FDC Entities") and to encourage issuers of credit cards serviced by FDC (the "Affiliate Banks") to participate in the Marketing Plan and distribute VirtualPINs to their cardholders (Affiliate Banks electing to so participate are hereinafter referred to as "Participating Banks").

         1.2 Plan Development. The Marketing Plan shall be developed by FDC and shall be subject to First Virtual's approval, which approval shall not be unreasonably withheld.
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         1.3 Plan Requirements. The Marketing Plan will consist of strategic initiatives involving Affiliate Banks and FDC Cardholders. All costs related to the development and implementation of the Marketing Plan, and each part of it, shall be borne solely by FDC. All advertising and promotional materials employed pursuant to the Marketing Plan shall be subject to First Virtual's prior approval, which shall not be unreasonably withheld.

         1.4 Marketing Expenditure. At a minimum, the Marketing Plan shall provide for, and FDC shall incur, minimum out-of-pocket media, publicity and advertising development expenditures of $1,000,000 prior to December 30, 1997 (the "Minimum Marketing Expenditure"). The parties agree that First Virtual's sole remedy with respect to any failure by FDC to comply with this Section 1.4 shall be for FDC to pay to First Virtual no later than January 30, 1998, an amount equal to 50% of the difference between the Minimum Marketing Expenditure and FDC's actual out-of-pocket media, publicity and advertising development expenditures prior to December 30, 1997.

                  In order to accurately measure the number of VirtualPINs distributed pursuant to the Marketing Plan for the purposes of FDC's exercise of the warrant issued by First Virtual, FDC shall pay to First Virtual a monthly amount equal to $37,500 in cash for the four-month period commencing on September 1, 1996. Such amounts shall be used to develop and implement an automated system, including but not limited to software, the goal of which is to enable First Virtual and FDC to identify the cardholders of the Affiliate Banks that have activated VirtualPINs. First Virtual shall retain title and all intellectual property rights to such system, and shall grant a non-exclusive license to FDC to use the system through the later of December 30, 1997 or the date on which the Marketing Plan expires. The amounts paid by FDC to First Virtual for such four-month period shall be considered part of the Minimum Marketing Expenditure.

         1.5 Assignment of VirtualPINs. If so requested by a Participating Bank, First Virtual will assign to each Cardholder of each Participating Bank a unique VirtualPIN to facilitate implementation of the Marketing Plan. FDC shall be solely responsible for all expenses connected with the transmission of all necessary Participating Bank credit card information into First Virtual's system for the purposes of assigning VirtualPINs. FDC and First Virtual will cooperate to ensure that VirtualPIN data are supplied to Participating Banks for distribution to Cardholders.

         1.6 Customer Support. FDC and First Virtual will develop a mutually cooperative plan for providing customer support to facilitate the establishment and activation of VirtualPIN accounts assigned to Cardholder of Participating Banks. This plan will include setting up and managing customer service support centers and systems to answer customer questions. FDC shall be responsible for all expenses connected with provision of customer support services pursuant to such plan. Access to the support centers will be by various channels, including toll-free numbers, Websites, e-mail and regular mail.

         1.7 Payment Processing Services. First Virtual agrees that any of the FDC Entities, including merchant bank alliances, may act as payment card transaction acquirors and provide payment processing services in connection with First Virtual transactions.


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Section 2.        Foreign Exchange Processing.

         2.1 Development. Within 180 days of the date of this Agreement, FDC will present to First Virtual a proposal ("FX Proposal") to assume all of First Virtual's foreign exchange settlement transactions ("FX Transactions") for as long as FDC is capable of doing so on commercially reasonable terms or until December 22, 1999, whichever occurs first. The FX Proposal shall provide for the deposit of payments to overseas merchants directly to local bank accounts of such merchants in their respective currencies. All costs and expenses incurred for preparing the FX Proposal shall be the sole responsibility of FDC. In the event FDC does not have a satisfactory interface with First Virtual to facilitate FX Transactions within 240 days after the date of this Agreement, all rights of FDC to conduct the FX Transactions shall terminate.

                  2.1.1 Approval by First Virtual. After receiving the FX Proposal, First Virtual shall have the right, in its sole discretion, for any reason or for no reason, to accept or reject FDC as a provider of FX Transactions. In all cases, legally binding obligations concerning FX Transactions will arise only in the event that FDC and First Virtual negotiate and execute a definitive agreement ("FX Agreement"). Nothing in this Agreement shall imply any obligation on the part of First Virtual or FDC to approve any FX Proposal or to enter into an FX Agreement.

Section 3.        Digital Currency.

         3.1 Development. Following the date of this Agreement, FDC will begin to negotiate an agreement ("Development Agreement") by which First Virtual and FDC will develop a proprietary Internet-based "digital currency" payment system ("Digital Currency") allowing consumers to use pre-paid credit units to instantaneously purchase goods and services from Web merchants. It is anticipated that First Virtual will be primarily responsible for developing the Digital Currency, but that FDC will reimburse First Virtual, on a monthly basis, for all costs, consulting and licensing fees associated with such development and a reasonable allocation of overhead costs. In the event First Virtual and FDC are unable to agree upon a Development Agreement within 270 days of the date of this Agreement, neither Party shall have any obligations to the other in connection with Digital Currency. Nothing in this Agreement shall imply an obligation on the part of FDC or First Virtual to enter into a Development Agreement or to otherwise develop and market a Digital Currency. Each of FDC and First Virtual may decline to enter into a Development Agreement or otherwise develop and market a Digital Currency in its sole discretion, for any reason or for no reason.

         3.2 Exclusivity. During the term of this Agreement, FDC shall be the sole credit provider with respect to any digital currency system developed pursuant to any Development Agreement entered into by FDC and First Virtual, for so long as it is able and willing to provide such credit on competitive terms. The interest float generated by any such digital currency system shall be shared in equal parts by FDC and the Company.

Section 4.        FDC Representations and Warranties.


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                  FDC hereby represents and warrants as follows:

                  (a) It and all FDC Entities performing services hereunder are duly organized and validly existing corporations, in good standing under the laws of all countries and states in which they do business.

                  (b) It and all FDC Entitles performing services hereunder have all requisite corporate power, authority and capacity to enter into this Agreement and the execution of this Agreement does not violate any agreements to which it or the FDC Entities are a party.

                  (c) The obligations set forth or contemplated by this Agreement of it and all FDC Entities are not and will not be in violation of any applicable charter, certificate of incorporation, bylaw, mortgage, indenture, agreement, instrument, judgment, decree, order, statute, rule or regulation.

                  (d) It and all FDC Entities performing services hereunder hold all required licenses and are in compliance with all local, state and federal laws governing all services that will be provided under this Agreement.

                  (e) No representations, warranties or written statements made by FDC in this Agreement or given to First Virtual in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact.

                  (f) FDC shall be solely responsible to ensure that all aspects its and the Participating Banks' performance pursuant to the Marketing Plan are in compliance with all applicable laws and regulations.

                  (g) There are at least 120 million FDC Cardholder Accounts.

                  (h) Neither the execution and delivery nor performance of this Agreement by FDC will, with or without the passage of time, conflict with, result in default under, or require any consent pursuant to any agreement, franchise, license or understanding to which FDC is bound or conflict with or result in a default pursuant to any law, ordinance, rule or regulation, or any order, judgment, award or decree to which FDC is a party or by which it is bound.

Section 5.        Indemnification.

         5.1 Indemnification Rights. Each Party to this Agreement (the "Indemnifying Party") shall defend, at its expense, any suit, action, or proceeding ("Suit") brought by a third party against the other Party or its officers, directors, and employees (each, an "Indemnified Party") to the extent such Suit results from (i) a breach by the Indemnifying Party of a material obligation under this Agreement and failure to cure such breach or (ii) the negligence or willful misconduct in the performance of the Indemnifying Party's obligations under this Agreement. The Indemnifying Party shall indemnify and


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hold harmless each Indemnified Party from and against any damages and expenses
(including reasonable attorney's fees) which are awarded in a final order or agreed to in a compromise or settlement and which are directly attributable to such Suit ("Damages"), provided that the Indemnified Party performs its obligations as set forth below. In addition, the Indemnifying Party shall indemnify the Indemnified Party for costs and expenses actually incurred and paid by the Indemnified Party ("Costs") resulting from (A) a breach by the Indemnifying Party of a material obligation under this Agreement and failure to cure such breach or (B) the negligence or willful misconduct in the performance of the Indemnifying Party's obligations under this Agreement. In no event shall an Indemnifying Party have any obligation to indemnify the Indemnified Party for any loss, damage, cost, expense or other amount resulting from the Indemnified Party's breach of a material obligation under this Agreement or the negligence or willful misconduct of the Indemnified Party. In all cases the Indemnifying Party's obligation to defend and indemnify hereunder is subject to the limitations set forth in Section 7.5 and Section 7.6, provided that Damages and Costs shall not be considered "exemplary, punitive, special, incidental, indirect or consequential damages" for purposes of Section 7.6 hereof. In no event shall any third party be considered a third party beneficiary of this indemnity.

         5.2 Defense of Action. In the event that a Suit by a third party for which indemnification may be available under this Agreement is made or filed against the Indemnified Party, the Indemnified shall promptly notify the Indemnifying Party of same in writing. Within thirty (30) days after notice, or a shorter period if required to avoid prejudice in the Suit, the Indemnifying Party may elect to defend, compromise, or settle the Suit at its expense. In any Suit that the Indemnifying Party may elect to defend, compromise, or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party, but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party Suit, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnified Party, which consent shall not unreasonably withheld. The Indemnified Party shall provide to the Indemnifying Party all information, assistance, and authority reasonably required in order to evaluate any third party Suit and affect its defense, compromise, or settlement.

         5.3 Sole Remedy. Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Section 5 shall be the Indemnified Parties' sole and exclusive remedy for claims or other actions or proceedings to which Indemnifying Party's indemnification obligations pursuant to this Section 5 apply.

Section 6.        Arbitration.

         6.1 Arbitration. In the event of any dispute, controversy or claim arising out of, connected with, or relating to this Agreement, or the breach, validity or enforceability of any provision of this Agreement, such dispute, controversy or claim shall be resolved by final and binding arbitration by a


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panel of three (3) arbitrators in accordance with and subject to the Commercial
Arbitration Rules of the JAMS, Inc. ("JAMS") then in effect. Following notice of a Party's election to require arbitration the Parties each will within thirty
(30) days select one arbitrator from the JAMS' list of commercial arbitrators, and those two arbitrators will within thirty (30) days thereafter select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, the JAMS will within thirty (30) days thereafter select one arbitrator from the JAMS' list of commercial arbitrators. Arbitration shall take place at a location within California chosen by the arbitrators. All expenses associated with obtaining and utilizing the services of the JAMS and the arbitrators shall be shared equally by the Parties to the arbitration. The JAMS and the arbitrators shall be made aware of this provision and shall agree to request payment separately from each of the Parties for said services, including all expenses directly related to the arbitration, other than the expense of witnesses, which shall be borne by the Party producing such witnesses.

         Notwithstanding the foregoing, each Party shall bear its own respective costs of preparing for and participating in the arbitration, including, without limitation, attorneys' fees, expert and/or witness fees, and the Party's cost of complying with discovery requests. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with arbitration to the extent consistent with the purpose of arbitration and as allowed by the arbitrators. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. The fact that arbitration is or may be allowed will not impair the exercise of any termination rights under this Agreement.

Section 7.        Miscellaneous.

         7.1 No Agency or Joint Venture. This Agreement will not be deemed to constitute the Parties as partners or joint venturers. Each is an independent contractor and none of the Parties shall be the agent of the other.

         7.2 Assignment. No assignment of this Agreement or of any right or of any duty, responsibility or obligation hereunder shall be made in whole or in part, by any Party without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of each party hereto and its respective legal representatives, successors and assigns.

         7.3 Confidentiality.

                  (a) "Confidential Information" shall mean any information disclosed by the Company to any Party or its affiliates (the "Receiving Party") pursuant to this Agreement or otherwise that is designated visually or in writing as confidential at the time of disclosure, or which is disclosed to any person serving on the Board of Directors of the Company in connection with such person's service as a director of the Company.


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                  (b) Confidential Information shall not include information which: (i) was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain through no fault of the Receiving Party, its employees, agents, successors or assigns; (ii) was known to Receiving Party at the time of disclosure, as shown by contemporaneous written records; (iii) was independently developed by the Receiving Party without the use of or reliance on any Confidential Information, as shown by contemporaneous written records; or (iv) becomes known to the Receiving Party from a third party who has no obligation of confidentiality to disclosing Party.

                  (c) No Receiving Party shall disclose Confidential Information to any third party unless authorized in advance in writing. No Receiving Party shall disclose Confidential Information to its employees, accountants and legal counsel, except on a "need to know" basis where such disclosure is necessary and required to exercise its rights and perform its obligations under this Agreement. No Receiving Party shall use Confidential Information except as necessary and required to exercise its rights and perform its obligations under this Agreement. No Receiving Party shall disclose Confidential Information to any employee of such Shareholder unless such employee has signed a non-use and non-disclosure agreement in content at least as protective as the form attached hereto as Exhibit A, prior to any disclosure of Confidential Information to such employee. Each Party shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, such party shall take at least those measures that it takes to protect its own most highly confidential information. Each Receiving Party shall immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information.

                  (d) Each Party acknowledges that any breach of the provisions of this Section 7.3 may cause irreparable harm and significant injury to the Company to an extent that may be extremely difficult to ascertain. Accordingly, each Party agrees that the Company will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 7.3.

         7.4 FDC Statements. Each party shall supply the other party on a monthly basis with such statements and other materials as the Requesting Party may reasonably request in order to verify FDC's performance with the terms of this agreement. At the request of any Party (the "Requesting Party"), the other party shall cause its independent auditors to make a determination with respect to the accuracy of the information contained in the statements supplied to the Requesting Party; provided, however, that such other party shall not be required to cause its auditors to conduct such a review more than once in any three-month period.

         7.5 Limitation on Liability.

         (a) Neither party may assert any cause of action against the other party under this Agreement that has accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.


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         (b) Each party shall have the duty to mitigate damages for which the other party may become responsible.

         (c) Notwithstanding any provision in this Agreement to the contrary, each party's cumulative liability to the other party (i) shall not exceed $5,000,000 for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever arising out of any performance, non-performance, omission, breach or other action or inaction under this Agreement (including any claim pursuant to Section 5 hereof), regardless of the form of action or legal theory, and (ii) shall not exceed $2,000,000 for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever arising out of any performance, non-performance, omission, breach or other action or inaction under any provision of this Agreement other than the provisions of Section 5 hereof; provided, however, that this limitation shall not apply to or include claims to damages arising under Section 1.4 or based on the wilful misconduct of a party or breach of the confidentiality provision of Section 7.3 hereof. Each party understands this limitation on damages to be a reasonable allocation of risk and expressly consents with respect to such allocation or risk.

         7.6 Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FIRST DATA OR FIRST VIRTUAL, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR SUBSIDIARIES' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7.7 No Third Party Beneficiaries. The Parties hereto agree that this Agreement does not create nor shall it be construed to create any rights enforceable by any entity not a Party to this Agreement and at no time will any entity be deemed to be a third-party beneficiary under this Agreement or to have any contractual relationship with either Party pursuant to this Agreement. This Agreement is for the sole and exclusive benefit of the Parties hereto.

         7.8 Section Headings. Section headings are for convenience only and do not in any way limit or otherwise define the rights and liabilities of the Parties.

         7.9 Plurals and Gender. In construing the words of this Agreement, plural constructions will include the singular, and singular constructions will include plural. No significance will be attached to whether a pronoun is masculine, feminine, or neuter.


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         7.10 Provisions Severable. If any provision of this Agreement is held to be void or unenforceable by any court of competent jurisdiction or any governmental regulatory agency, such provision will be considered by all Parties to be severed from this Agreement. All remaining provisions of this Agreement will be considered by the Parties to remain in full force and effect.

         7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute one and the same instrument and may be sufficiently evidenced by one counterpart, provided that such counterpart is executed by the party to be charged. Execution of this Agreement at different times and places by the parties shall not affect the validity of this Agreement.

         7.12 Attorneys' Fees and Costs. Should any arbitration, legal action or proceeding be commenced by any Party in order to enforce this Agreement or any term of its, or in connection with any alleged dispute, breach, default, or misrepresentation in connection with any provision of it, the prevailing Party shall be entitled to recover reasonable attorneys' fees and costs incurred arising under such arbitration or proceeding, including costs of negotiation and preparation of any settlement arrangements, in addition to such other relief as may be granted.

         7.13 Notices. Any request, notice or other communication by any Party shall be given in writing and delivered personally by messenger or private mail courier service, or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

                         To First Virtual: 11975 El Camino Real, Suite 300
                                           San Diego, CA 92130
                                           Attention:  Lee H. Stein

                           with a copy to: Wilson, Sonsini, Goodrich & Rosati
                                           650 Page Mill Road
                                           Palo Alto, CA 94304
                                           Attn.: Ramsey Hanna, Esq.

                                   To FDC: 6200 South Quebec Street
                                           Inglewood, CO 80111
                                           Attn.: Charles Fote

                           with a copy to: First Data Corporation
                                           2121 North 117th Ave. NP-30
                                           Omaha, NE 68164
                                           Attn.: Thomas A. Rossi, Esq.

                  All notices shall be deemed effective upon receipt.


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         7.14 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any contemporaneous or previous written or oral agreements, representations or undertakings concerning the subject matter of and the arrangements provided for in this Agreement; provided, however, that this Agreement will not in any way affect any outstanding amounts owed by any Party to any of the others or any written obligations that a Party has to another Party that pre-existed this Agreement. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the Parties affected. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver of such provision.

         7.15 Choice of Law. This Agreement and each term or provision of its, and all of the respective rights, duties, responsibilities, obligations and liabilities of the parties, shall be interpreted and construed pursuant to and in accordance with the internal laws (but not the conflict of law doctrine) of the State of California, except insofar as Section 6.1 shall be subject to the Federal Arbitration Act.

         IN WITNESS OF THIS AGREEMENT, each party has caused this Agreement to be signed on its behalf and bit its duly authorized officer as of the date first set forth above.

                  First Virtual:    First Virtual Holdings Incorporated


                                    By:  /s/  Lee H. Stein
                                         ---------------------------------------
                                         Lee H. Stein

                                    Its: Chairman and Chief Executive  Officer
                                         ---------------------------------------




                  FDC:              First Data Corporation


                                    By:  /s/  Tom Rossi
                                         ---------------------------------------
                                         Tom Rossi

                                    Its: Assistant Secretary
                                         ---------------------------------------


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